EXHIBIT 99.1

CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
Prospect Medical Holdings, Inc.		The Equity Group Inc.
Linda Hodges, Executive Vice President		Devin Sullivan
(310) 337-4170		(212) 836-9608
Linda.hodges@prospectmedical.com		dsullivan@equityny.com

FOR IMMEDIATE RELEASE

PROSPECT MEDICAL HOLDINGS REPORTS FISCAL 2007 SECOND QUARTER RESULTS

Culver City, CA — May 15, 2007 — Prospect Medical Holdings, Inc. (AMEX: PZZ) (“Prospect”), which manages the medical care of approximately 169,000 HMO enrollees in Southern California, today announced financial results for its fiscal 2007 second quarter and six month period ended March 31, 2007 (see attached tables).

Revenues for the second quarter of fiscal 2007 were $33.3 million, as compared to $34.6 million in the same period last year. Net loss for the second quarter of fiscal 2007 was $1.1 million, or $0.14 per diluted share, as compared to net income of $1.2 million, or $0.15 per diluted share, in the fiscal 2006 second quarter.

Dr. Jack Terner, Chairman and Chief Executive Officer of Prospect, commented, “As previously announced, fiscal 2007 has been, and will continue to be, a time during which Prospect will increase its focus on, and investment in, organic growth initiatives to supplement our successful acquisition strategy. The cost of advancing this new paradigm weighed heavily on this quarter’s results, primarily in the form of higher claims expense and increased general and administrative costs.  While the majority of the benefits derived from these actions will be realized in the longer-term, we have been encouraged by the initial returns on these investments in the form of stabilizing enrollment trends and strengthened marketing relationships with HMOs.  At the same time, we remain focused on maintaining a solid financial position.  As of March 31, 2007, Prospect’s balance sheet included cash and investments totaling $13.4 million, and shareholders’ equity of $35.4 million, or $4.73 per diluted share.”

Dr. Terner continued, “During the second quarter, we continued to invest in upgrading our physician networks, especially our specialist physicians.  We also invested heavily in our medical management programs. Not only do these investments increase the quality and breadth of care we deliver to our enrollees, they also produce lower rates of enrollee attrition, which over the long term should have a significant positive impact on our results.  We continue to devote human and capital resources towards accumulating and submitting member health data to Medicare in order to secure future appropriate incremental Risk Adjustment revenues. This is a time consuming and labor intensive process, but, as previous results have demonstrated, one that can generate substantial returns.  In addition, both our contracted and employed hospitalists are helping to optimize hospital lengths of stay.  Our success in this regard creates opportunities for Prospect to share increasingly in hospital risk pool revenue.  We are also continuing to strengthen all aspects of our organization in anticipation of significant acquisition activity in 2007.  We are in advanced discussions with two potential acquisition targets that could, if consummated, have a transforming effect on our business, in terms of scale, geographic expansion and hospital partnering.  We hope to close at least one accretive transaction during calendar year 2007.”

Fiscal 2007 Second Quarter

Revenues for the second quarter of fiscal 2007 were $33.3 million as compared to $34.6 million in the same period last year. In the 2007 period, increased capitation rates and the inclusion of approximately $1.2 million of revenue that was previously classified under joint venture income were slightly more than offset by the impact of enrollment declines and reduced hospital risk pool revenue following the sale of a key hospital partner in our Orange County market.

Gross margin for the second quarter of fiscal 2007 was $7.2 million, or 21.5% of revenues, compared to $10.6 million, or 30.7% of revenues, in the same period last year. Lower gross margin was primarily due to higher claims expense, which included costs associated with upgrading Prospect’s physician specialty networks in key markets.  A decline in specialist physician capitation, which was the result of a higher proportion of specialists being paid on a fee for service basis in the 2007 period, offset slight increases in primary care physician capitation and physician salaries.  Higher general and administrative expenses for the fiscal 2007 second quarter were due primarily to expenditures associated with the organic growth initiatives described above, expanded Senior marketing programs, and a $360,000 non-cash charge for stock option grants to outside directors.

Joint venture income for the second quarter of fiscal 2007 rose 51% to $500,000 due to improved profitability on the enrollees serviced by this joint venture, following the January 1, 2007 removal of certain required spending levels previously mandated for this program. This joint venture income largely represents Prospect’s participation in Orange County’s OneCare program, a managed care program for individuals who qualify for both Medicare and Medi-Cal benefits (“Medi-Medis”).  Prospect commenced its participation in the OneCare program in 2006 and, as of March 31, 2007, had approximately 1,600 Medi-Medi seniors assigned to its affiliated IPAs under this program.

The operating loss for the fiscal 2007 second quarter was $1.8 million as compared to operating income of $2.1 million in the second quarter of fiscal 2006, due to the combined impact of factors discussed above.  The net loss for the second quarter of fiscal 2007 was $1.1 million, or $0.14 per diluted share, on approximately 7.7 million diluted shares outstanding, as compared to net income of $1.2 million, or $0.15 per diluted share, in the fiscal 2006 second quarter, on approximately 8.2 million shares outstanding.

CONFERENCE CALL

Dr. Jack Terner, Chairman and Chief Executive Officer, Catherine Dickson, President and Chief Operating Officer and Mike Heather, Chief Financial Officer, will host a conference call on May 15, 2007 at 4:30 p.m. ET to discuss this news release.  Interested parties may participate in the call by dialing (866) 820-1713 (Domestic) or (706) 643-3137 (International) approximately 10 minutes before the call is scheduled to begin and ask to be connected to the Prospect Medical conference call. In addition, the conference call will be broadcast live over the Internet at http://audioevent.mshow.com/332040/.To listen to the live call on the Internet, go to the web site at least 15 minutes early to register, download and install any necessary audio software.  If you are unable to participate in the live call, the conference call will be archived and can be accessed for approximately 90 days.

ABOUT THE COMPANY

Prospect Medical Holdings manages the medical care of individuals enrolled in HMO plans in Southern California.  The Company, through its Independent Physician Associations (“IPAs”), contracts with health care professionals to provide a full range of services to HMO enrollees.  Prospect does not acquire bricks and mortar, but rather the medical management of the lives serviced by the acquired IPAs. Services provided by Prospect include contract negotiations, physician recruiting and credentialing, HR, claims administration, financial services, provider relations, case management, quality assurance, data collection and MIS.  Prospect’s 11 affiliated IPAs at March 31, 2007 were comprised of approximately 9,000 primary care and specialist physicians serving approximately 169,000 HMO members.

This press release contains forward-looking statements. Additional written or oral forward-looking statements may be made by the Company from time to time, in filings with the Securities and Exchange Commission, or otherwise. Statements contained herein that are not historical facts are forward-looking statements. Investors are cautioned that forward-looking statements, including the statements regarding anticipated or expected results, and the future introduction of new products, involve risks and uncertainties which may affect the Company’s business and prospects, including those outlined in the Company’s Form 10-K filed on December 28, 2006.   Any forward-looking statements contained in this press release represent our estimates only as of the date hereof, or as of such earlier dates as are indicated, and should not be relied upon as representing our estimates as of any subsequent date.  While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

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Prospect Medical Holdings, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Six Months Ended
	March 31, 2007	March 31, 2006	March 31, 2007	March 31, 2006

Revenues	$33,326,986	$34,572,146	$68,154,983	$68,036,905
Cost of revenues	26,170,356	23,963,663	52,206,382	48,449,879
Gross margin	7,156,630	10,608,483	15,948,601	19,587,026

Non-medical expenses:
General and administrative	9,081,430	8,461,134	17,158,498	15,592,208
Depreciation and amortization	391,207	335,573	783,026	657,589
Total non-medical expenses	9,472,637	8,796,707	17,941,524	16,249,797

Income from unconsolidated joint venture	499,637	330,732	763,579	676,893

Operating (loss) income	(1,816,370)	2,142,508	(1,229,344)	4,014,122

Interest expense, net	12,268	83,507	37,717	106,551

(Loss) income before income taxes	(1,828,638)	2,059,001	(1,267,061)	3,907,571
(Benefit) provision for income taxes	(736,690)	825,392	(511,338)	1,569,575
Net (loss) income before minority interest	(1,091,948)	1,233,609	(755,723)	2,337,996

Minority interest	(675)	4,386	1,872	5,984

Net (loss) income	$(1,091,273)	$1,229,223	$(757,595)	$2,332,012
Net (loss) income per common share:

Basic (loss) earnings per share:	$(0.14)	$0.18	$(0.10)	0.34
Weighted average number of common shares outstanding	7,695,393	6,887,286	7,481,804	6,792,907

Diluted (loss) earnings per share:	$(0.14)	$0.15	$(0.10)	$0.29
Weighted average number of common and common dilutive shares outstanding:	7,695,393	8,233,916	7,481,804	7,994,380

Prospect Medical Holdings, Inc.
Condensed Consolidated Balance Sheets

	March 31,	September 30,
	2007	2006
	(unaudited)
Total Current Assets	$22,323,136	$24,767,951

Total Assets	$64,243,424	$66,657,472

Total Current Liabilities	$27,343,810	$24,891,849

Total Liabilities	$28,815,290	$32,772,134

Minority Interest	$71,320	$81,881

Total Shareholders’ Equity	$35,356,814	$33,803,457

Total Liabilities & Shareholders’ Equity	$64,243,424	$66,657,472